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                                   KIRKLAND & ELLIS                   Exhibit 5
                               200 East Randolph Drive
                                  Chicago, IL 60601
                                     312-861-2000



                                    June 17, 1999



CenterPoint Properties Trust
1808 Swift Road
Oak Brook, IL  60523-1501

Gentlemen:

          We are acting as counsel to CenterPoint Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with the shelf registration by the Company of shares of the Company's preferred stock ("Preferred Stock") pursuant to a Registration Statement, file no. 333-49359 (the "Registration Statement"), on Form S-3 under the Securities Act of 1933, as amended. The Company has filed a prospectus supplement (the "Prospectus Supplement") relating to the offering of 1,000,000 of Series B Convertible Cumulative Redeemable Preferred Shares (the "Series B Preferred Shares"). We have examined photostatic copies of the Declaration of Trust and Bylaws of the Company, the Articles Supplementary (the "Designating Articles") pursuant to which the terms of the Series B Preferred Shares will be issued and such other documents and instruments as we have deemed necessary to enable us to render the opinion set forth below. We have assumed the conformity to the originals of all documents submitted to us as photostatic copies, the authenticity of the originals of such documents, and the genuineness of all signatures appearing thereon. As to various questions of fact material to our opinions, we have relied upon certificates of, or communications with, officers of the Company and upon an opinion of the Company's Maryland counsel with respect to Maryland law matters.

          Based upon and subject to the foregoing, it is our opinion that:

          (1) The Series B Preferred Shares have been duly authorized by all necessary corporate action of the Company.

          (2) When (a) the applicable provisions of the Securities Act of 1933 and such state "blue sky" or securities laws as may be applicable have been complied with, (b) the Company has duly filed with the Maryland Secretary of State the Designating Articles establishing the preferences, limitations and relative voting and other rights of the Series B Preferred Shares prior to issuance thereof and (c) the Series B Preferred Shares have been issued, delivered, and paid for, such Series B Preferred Shares will be legally issued, fully paid, and nonassessable.

          No person or entity other than you may rely or claim reliance upon this opinion. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

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CenterPoint Properties Trust
June 17, 1999
Page 2




          We consent to the filing of this opinion with a Form 8-K of the Company, to the incorporation by reference of this opinion as an exhibit to the registration statement of the Company (file no. 333-49359) and any registration statement filed under Rule 462(b) relating to such registration statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus Supplement.

                              Very truly yours,

                              /s/ Kirkland & Ellis
                              ---------------------------
                              KIRKLAND & ELLIS